UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2013

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, CA 92618

(Address of principal executive offices, including zip code)

(949) 753-0624

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On April 5, 2013, HLM Venture Partners III, L.P. (“HLM”) waived the requirement that CombiMatrix Corporation (the “Company”) maintain vacancies on its Board of Directors for HLM to designate an independent director and a non-independent director under that certain HLM Rights Agreement dated as of April 1, 2011 by and between the Company and HLM.  The waiver is revocable by HLM upon 45 days’ prior written notice to the Company.

Item 3.02.                                        Unregistered Sales of Equity Securities.

On March 19, 2013 and April 4, 2013, the Company issued an aggregate of 175,000 shares of common stock to an accredited investor for an aggregate purchase price of $413,700 upon such investor’s successive exercise of warrants to purchase shares of the Company’s common stock at an exercise price of $2.364 per share.  As a result of the issuance on April 4, 2013, the Company has issued more than 5% of its outstanding shares of common stock in unregistered transactions in the aggregate since the last report that it filed under Item 3.02 with the Securities and Exchange Commission. After the above-described issuances (and taking into account registered stock issuances), the Company has 3,506,193 shares of common stock issued and outstanding.

The above-described issuances have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Sections 3(a)(9) and 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01.                                        Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

10.1                        Waiver Regarding HLM Rights Agreement dated April 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated: April 8, 2013	By:	/S/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer